UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/15/2014

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-15701

Delaware	84-1007839
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1185 Linda Vista Drive, San Marcos, CA 92078

(Address of principal executive offices, including zip code)

760-744-7340

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(A) Natural Alternatives International, Inc., a Delaware corporation (“NAI”), and Compound Solutions, Inc., a California corporation, (“CSI”) entered into an Agreement to License effective April 1, 2014, (“Agreement”). Pursuant to the Agreement NAI agreed to license NAI Patents and Trademarks regarding the use of a certain raw material in dietary supplements to CSI and its customers who purchase the raw material from CSI. The Agreement requires CSI to pay NAI a royalty equal to $7.00 for each kilogram of the raw material sold by CSI with the license rights. The Agreement grants each party the right to terminate the Agreement upon 90 days prior written notice, and otherwise continues until March 31, 2015. The Agreement replaced a similar agreement as amended by and between NAI and CSI that expired by its terms on March 31, 2014.

(B) Natural Alternatives International Europe Ltd. SA, (“NAIE”) a wholly owned subsidiary of NAI, entered into a new Lease with its current landlord effective July 1, 2014. The new lease replaced, extended, and enlarged an existing lease between the same parties for the same building in Manno Switzerland. NAIE intends to improve portions of the additional space acquired by the new lease, and will continue to use the entire leased premises for offices, laboratory, warehouse and production. The new lease rate is CHF 1,590,987 per annum until January 1, 2016 when annual rent due under the lease will be CHF 1,390,234. The lease rate under the new lease is subject to adjustment annually according to the national cost of living index with the first adjustment on January 1, 2017. The new lease has a term of five years with a right for NAIE to extend the lease for an additional five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

Date: July 15, 2014	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer